Exhibit 10.4

Code Rebel Corporation
77 Ho’okele Street, Suite 102
Kahului, HI 96732

January __, 2015

Arben Kryeziu
77 Ho’okele Street Suite 101
Kahului, HI 96732

Dear Arben:

This letter will confirm the terms of your employment by Code Rebel Corporation (“Code Rebel” or the “Company”).  The provisions set forth in Sections 2 and 4 hereof shall be effective only upon the completion of the Company’s proposed initial public offering.

1.	TITLE

You shall be employed by Code Rebel as Chief Executive Officer, reporting to the Company’s Board of Directors.

2.	SALARY

Your salary shall be $24,000 per year, payable in monthly installments.  You shall not be legally entitled to receive any additional compensation, remuneration or other payments (such as car allowances and meals & entertainment) from the Company.

3.	TERM

You shall be an employee of Code Rebel for a period of not less than three (3) years, beginning on the date following completion of the Company’s proposed initial public offering, except that Code Rebel may terminate this agreement pursuant to Section 5 below.  Thereafter, you or Code Rebel may terminate this letter for any reason at any time upon thirty (30) days’ prior written notice.  At the end of the notice period, your salary will cease.

4.	EQUITY INCENTIVE AWARD PLAN

Code Rebel has established an equity incentive award plan for its employees, directors, officers and consultants in which you will be eligible to participate.  The incentive plan provides for the grant of both incentive and non-statutory stock options.  The grant of options applicable to you will be determined by Code Rebel’s Board of Directors.

5.	TERMINATION

The Company agrees that you will not be terminated by the Company other than (i) for Cause (as defined below) or (ii) upon a sale of the Company to a third party.

If (a) the Company proposes to terminate your employment as a result of an Instruction Default under clause (i) of the definition of “Cause” below and (b) such Instruction Default is capable of being cured, the Company shall allow you thirty (30) days to fully and completely cure such Instruction Default.

“Cause” means: (i) deliberate refusal or deliberate failure to carry out any reasonable instructions, consistent with your position, of the Board of Directors (or such other executive officer as the Board of Directors may designate in writing) after reasonable written notice from such person (an “Instruction Default”), subject to the cure right described above; (ii) engaging in repeated Instruction Defaults (even if cured); (iii) a material and willful breach of this employment letter, Confidentiality and Non-Competition Agreement or related agreements with the Company; (iv) gross negligence or willful misconduct in the execution of the your assigned duties as an employee; (v) engaging in repeated intemperate use of alcohol or drugs; or (vi) conviction of a felony or other serious crime.

6.	RESPONSIBILITIES

Your responsibilities and duties shall be those ordinarily possessed by a Chief Executive Officer, including management of the Company, oversight of the Company’s operations and marketing and implementation of the Company’s business strategy.

7.	CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

You will be required to execute Code Rebel’s standard form of Confidentiality and Non-Competition Agreement, a copy of which is included with this letter.  Such Confidentiality and Non-Competition Agreement, which is hereby incorporated into this letter agreement as if set forth herein in its entirety, forms part of the consideration given by you for the Company entering into this employment letter with you.

8.	GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the State of Hawaii, U.S.A., as applied to agreements whose only parties are residents of such state and which are to be performed entirely within such state.

9.	COUNTERPARTS

This agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

Very truly yours,

CODE REBEL CORPORATION

By:
Name:
Title:

ACCEPTED AND AGREED:

Arben Kryeziu